LIMITED LIABILITY COMPANY AGREEMENT

OF

FREEDOM DEPOSITORY, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Freedom Depository, LLC (the “Company”), is entered into on this 31st  day of January, 2003 by Amherst Securities Group, L.P. as the sole equity member and the initial Class A Member, Freedom Depository Holdings, Inc. as the sole non-equity member and the initial Class B Member and ASG General Partner, Inc. as the manager of the Company.  The Class A Member and the Class B Member are each referred to herein as a Member and collectively as the “Members”. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, on January 29, 2003 (the “Formation Date”), the Company was formed as a limited liability company pursuant to Section 18-201(b) of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), pursuant to a Certificate of Formation (the “Certificate”) filed with the Secretary of State of the State of Delaware.

The Members hereby agree as follows:

Section 1.       Name; Formation.

(a)       The name of the limited liability company is Freedom Depository, LLC and all business of the Company shall be conducted in such name or, with the affirmative consent of the Class A Member, under any other name.

(b)       The Company was formed as a Delaware limited liability company as of the Formation Date by filing the Certificate.

Section 2.       Principal Business Office.

The principal business office of the Company shall be located in Houston, Texas, or such other location as may hereafter be determined by the Manager.

Section 3.       Registered Office.

The address, including street, number, city, and county of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

Section 4.       Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

Section 5.       Members.

(a)       The mailing address of the Members are set forth on Schedule B attached hereto.  The Members were admitted to the Company as members of the Company upon their execution of a counterpart signature page to this Agreement.

(b)       The membership interests of the Company shall be represented by two classes of securities, which shall consist of:  (i) Class A Interests, and (ii) Class B Interests.  The Class A Interests and the Class B Interests are collectively referred to as the “Interests.”  The number of each class of Interests outstanding as of the date hereof after giving effect to the Capital Contributions to be made on this date (if any) are set forth on Schedule B.  Any holder of a Class A Interest becomes a Class A Member upon its admission as a Member.  Any holder of a Class B Interest becomes a Class B Member upon its admission as a Member.  The Class B Member shall be a Member of the Company that has no interest in the profits, losses, and capital of the Company, and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301(d) of the Act, the Class B Member shall not be required to make any capital contributions to the Company.  Except as required by any mandatory provision of the Act and as specifically provided in this Agreement, the Class B Member, in its capacity as Class B Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.

(c)       Subject to Section 9(e), the Members may act by written consent.

(d)       Upon the occurrence of any event that causes the Class A Member to cease to be a Member of the Company (other than (i) upon an assignment by the Class A Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Class A Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), the Class B Member shall continue the Company without dissolution.

(e)       The Members, in their capacity as a member of the Company, may not bind the Company.

Section 6.       Certificates.

Sean Dobson is hereby designated as an “authorized person” within the meaning of  the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Manager and the Officers thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The President, or any other officer designated by the Manager, shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

Section 7.       Purposes.

The purpose of the Company is to engage in only the following activities:

(a)       to authorize, issue, sell, deliver, purchase and invest in (and enter into agreements in connection with), and/or to engage in the establishment of one or more trusts (each, a “Trust”) which will issue and sell, bonds, notes, debt or equity securities, obligations, and other securities and instruments (in one or more series, each of which series may consist of one or more classes) (“Securities”), which Securities will be collateralized or otherwise secured or backed by, or otherwise represent interests in, among other things (i) one or more pools of Receivables (as defined in Section 7(b) below); (ii) pass-through certificates (the “Pass-Through Certificates”) evidencing a fractional undivided ownership interest in one or more grantor trusts that own or hold, among other things, one or more pools of Receivables, or participations or certificates of participation or beneficial ownership in one or more pools of Receivables (“Participation Certificates”); or (iii) other collateral (the Receivables, the Pass-Through Certificates, Participation Certificates and other collateral pledged as security for or otherwise supporting the Securities and the proceeds thereof are collectively referred to herein as the “Collateral”).

(b)       in connection with the issuance and sale of the Securities or otherwise, to purchase or otherwise acquire, own, hold, transfer, convey, pledge, assign, sell (or otherwise dispose of), service, finance, refinance or otherwise deal in or with the Pass-Through Certificates, the Participation Certificates and the Receivables (and any assets to which Receivables relate) and other Collateral and to enter into contractual arrangements, transactions and agreements with respect to the Receivables and with the providers or obligors respecting such Collateral, including agreements with originators of Receivables, sellers or servicers of Receivables or dealers in any assets to which the Receivables relate; for purposes of this Agreement, the term “Receivables” means the right to payment under, and other rights of a holder with respect to, various promissory notes, leases, loan agreements, installment sales contracts, drafts (including bank and commercial drafts), trade documents, certificates of participation, accounts receivable, accounts, account balances, certificates of beneficial ownership, bankers’ acceptances and other agreements and instruments evidencing indebtedness or payment obligations, any or all of which may be secured or unsecured, that arise in connection with one or more of the following:  (i) mortgage-backed securities insured and/or guaranteed as to timely payment, of interest and/or principal by the Government National Mortgage Association, Federal National Mortgage Association or Federal Home Loan Mortgage Corporation, and privately issued mortgage-backed securities, (ii) Government Securities, (iii) Corporate Securities, (iv) the sale or lease of automobiles, trucks or other motor vehicles, equipment, merchandise and other personal property and financings or re-financings secured thereby, (v) credit card purchases or cash advances, (vi) the sale, licensing or other commercial provision of services, rights, intellectual properties and other intangibles, (vii) trade financing, with or without whole or partial guarantees of payment by the Export-Import Bank of the United States or any comparable domestic, foreign or international authority, (viii) loans secured by first or junior mortgages on real estate, (ix) loans to employee stock ownership plans, and (x) any and all other commercial transactions and commercial, sovereign, student and consumer loans and indebtedness.

(c)       to arrange or otherwise provide for support for any series of Securities to be issued by the Company or any Trust by various forms of credit enhancement including collections and/or distributions on the Receivables which are to be remitted to certain accounts to be established under the indenture or participation, pooling or other similar agreement relating to such series, cash deposits, insurance policies, guaranteed investment contracts, investment agreements, letters of credit, minimum payment agreements, guarantees and other forms of credit enhancement including arrangements whereby, for a given series, payments on one or more classes of Securities (“Subordinated Securities”) are subordinated to, and constitute additional security for, payments due on one or more other classes of Securities in such series.

(d)       to invest certain proceeds from Receivables and related Collateral as determined by the Manager.

(e)       to authorize, issue, sell and deliver instruments evidencing the Company’s indebtedness which is completely subordinated to any Securities, and to enter into agreements by which the Company incurs such indebtedness.

(f)       to engage in any lawful act or activity and to exercise any powers permitted to limited liability company’s organized under the Act that are incidental to and necessary or convenient for the accomplishment of the above mentioned business and purposes.

Section 8.       Powers.

Subject to Section 9(e), the Company, and the Manager and the Officers of the Company on behalf of the Company, (a) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (b) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.       Management.

(a)       Authority of the Manager.  The Class A Member intends that the Company be managed by the Manager in accordance with Section 18-402 of the Act and subject to any restrictions and limitations set forth in the Certificate or this Agreement, including those set forth in Section 7 and this Section 9.  All powers to control and manage the business and affairs of the Company and to bind the Company shall be exclusively vested in the Manager, and the Manager may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate, or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Manager deems necessary, useful, or appropriate for the management and conduct of the Company’s business and affairs and in the pursuit of the purposes of the Company, including delegating the right and authority to take such actions to employees of the Manager as are designated by the Manager to hold the Officer positions as provided in Section 11 of this Agreement.  The Manager, and each such Officer shall be an “authorized person” on behalf of the Company, as such term is used in the Act.

(b)       Duties and Obligations of the Manager.  The Manager shall take all actions which may be necessary or appropriate for the (i) continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of the Company’s assets subject to and in accordance with the provisions of this Agreement and applicable laws and regulations.

(c)       Withdrawal.  The Manager may not withdraw as the manager of the Company (within the meaning of the Act) without the affirmative written consent of the Class A Member.  In the event that the Manager seeks to withdraw as the manager of the Company, the Class A Member shall appoint a successor manager with the Manager remaining as a manager until such successor manager is appointed.

(d)       Compensation of Manager; Expenses.  The Manager shall not receive any compensation for its service as Manager pursuant to this Agreement.  The Manager shall be entitled to be reimbursed by the Company for any reasonable out-of-pocket costs, fees, and expenses incurred, including reasonable attorney fees, in connection with the performance of its duties hereunder.

(e)       Limitations on the Company’s Activities.  Notwithstanding any other provision of this Agreement and any provision of law that otherwise empowers the Company, the Company shall not take any of the following actions:

(i)

any act that would be in contravention of this Agreement;

(ii)

any act that would, to the Manager’s knowledge, make it impossible to carry on the normal business of the Company;

(iii)

possess or assign rights in the Company’s assets or property for other than a Company purpose;

(iv)

perform any act that would subject any Member to liability for the liabilities or obligations of the Company;

(v)

so long as any Obligations are outstanding, incur, assume, guarantee, or otherwise become liable for any indebtedness or create any liens on any assets of the Company other than (1) Securities issued under Section 7 above, (2) indebtedness as (A) may be incurred by the Company in connection with the issuance of Securities, (B) provides for recourse solely to the assets pledged to secure such indebtedness and no recourse to the Company and does not constitute a claim against the Company in the event its assets are insufficient to repay such indebtedness, (C) provides that any such indebtedness, other than indebtedness evidenced by Securities, by its terms is fully subordinated to any and all Securities, (D) provides that no action may be taken against assets pledged to secure such indebtedness if and so long as such assets are also pledged to secure outstanding Securities senior to such indebtedness, and (E) provides that the holder thereof may not cause the filing of a petition in bankruptcy or take any similar action against the Company until at least 121 days after each obligation of the Company under any indebtedness evidenced by Securities is satisfied in full, and (3) indebtedness the issuance of which will not result in the lowering or withdrawal of the rating on any outstanding Securities issued under Section 7 above by each rating agency that has rated any such Securities at the request of the Company (each, a “Rating Agency”);

(vi)

make any loan or other advance of money to (1) any Affiliate or (2) except in the case of transactions permitted under the Basic Documents, any other Person  or guarantee obligations of (3) any Affiliate or (4)  except in the case of transactions permitted under the Basic Documents, any other Person;

(vii)

commit or authorize any act of Bankruptcy or acquiesce in any act of Bankruptcy without the affirmative written consent of all of the Members;

(viii)

so long as any Obligations are outstanding, consolidate, merge, or engage in any other business consolidation with, or convey or transfer all or substantially all of its assets to, any Person without (1) the affirmative written consent of the Members, and (2) written confirmation from each Rating Agency that has rated any Securities at the request of the Company that such consolidation, merger, conveyance or transfer will not result in a lowering or withdrawal of such rating;

(ix)

make discretionary distributions of cash to the Class A Member, without the affirmative written consent of all of the Members;

(x)

change its independent accountants, without the affirmative written consent of all of the Members;

(xi)

adopt or change a significant tax or accounting practice or principle of the Company, make any significant tax or accounting election, or adopt any position for purposes of any tax return that will have a material adverse effect on a Member, without the affirmative written consent of all of the Members; or

(xii)

to the fullest extent permitted by law, dissolve, wind up or terminate, or permit the dissolution, winding up or termination, of the Company, without the affirmative written consent of all of the Members, and without notice to each Rating Agency then rating any outstanding Securities at the request of the Company.

(f)       Covenants Regarding Operations of the Company.  The Company shall conduct its affairs in accordance with the following provisions:

(i)

segregating its assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or their respective subsidiaries or Affiliates, and maintaining its assets such that the assets are readily identifiable as assets of the Company and not those of any other Person, including maintaining the Company’s own bank accounts separate from any other Person;

(ii)

maintaining books and financial statements and records of the Company separate from the books and financial statements and records of any Member and their respective subsidiaries and affiliates, and every other Person, observing all procedures and organizational formalities, including maintaining minutes of the Company’s meetings and acting on behalf of the Company only pursuant to due authorization of the Manager.

(iii)

conducting its dealings with third parties, including any Member and their respective subsidiaries and Affiliates, and otherwise holding itself out to the public, in its own name, as a separate and independent entity;

(iv)

using separate stationary, invoices, and checks and, to the extent reasonably required in light of its contemplated business operations, maintaining an office separate from the offices of any Member and their respective subsidiaries and Affiliates, and every other Person, and conspicuously identifying such office as its office;

(v)

conducting its dealings with third parties, including any Member and their respective subsidiaries and Affiliates, and every other Person, on an arm-length’s basis by, among other things, paying to any such third party fair value for shared overhead or for any services or leased premises provided by such third party or any of their employees or agents;

(vi)

filing its own tax returns, if any, as may be required under applicable law, to the extent not part of a consolidated group of another taxpayer;

(vii)

paying its liabilities out of its funds and not paying liabilities of any other Person out of its funds;

(viii)

not guaranteeing, becoming obligated on, holding itself out as being obligated or available to satisfy, acquiring or assuming the liabilities of any Member or its respective subsidiaries or Affiliates, or any other Person, or pledging its assets for the benefit of any Member or any of its respective subsidiaries or Affiliates, or any other Person;

(ix)

correcting any known misunderstanding regarding the Company’s separate and distinct legal identity and refraining from engaging in any activity that compromises the separate legal identity of the Company or the separateness of its assets;

(x)

not forming, or causing to be formed, any subsidiaries;

(xi)

ensuring that its capitalization is adequate in light of its business and purpose;

(xii)

maintaining a sufficient number of employees in light of its contemplated business operations, paying the salaries of its employees, if any, out of its own funds, and, to the extent that it shares officers and employees with any Affiliates, allocating fairly and reasonably the salaries of, and the expenses related to providing the benefits of, officers or other employees shared with such Affiliate;

(xiii)

if the business of the Company is so limited as to reasonably be conducted from the premises of an Affiliate, allocating fairly and reasonably any overhead for office space shared with any subsidiary or any other Affiliate;

(xiv)

not identifying itself as being a division or a part of any other Person, and not permitting any Person to identify the Company as being a division or a part of such Person;

(xv)

not acquiring any securities or obligations of any Affiliate of the Company;

(xvi)

causing the Company’s financial statements to be prepared in accordance with U.S. generally accepted accounting principles in a manner that indicates the separate existence of the Company and its assets and liabilities, including marking in any consolidated financial statements of any subsidiary or any Affiliate that includes the financial statements of the Company with notes that clearly state that the Company is a separate legal entity and that its assets will be available only to satisfy the claims of the creditors of the Company and will not be available to satisfy the claims of creditors of any Affiliates of the Company;

(xvii)

not being bound by the business decisions of its Manager unless such business decisions have been approved in accordance with the governance procedures set forth in this Agreement;

provided, however, that failure by the Company to comply with any of the foregoing shall not affect the status of the Company as a separate legal entity.

Section 10.       Tax Elections.

The Members acknowledge that the Company is to be treated as a disregarded entity for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Class A Member for such purposes.  All provisions of the Company’s Certificate and this Agreement are to be construed so as to preserve that tax status under those circumstances.  The Manager and Members shall take all actions to satisfy all necessary and appropriate filing and reporting requirements to comply with the preceding sentences.

Section 11.       Officers.

(a)       Officers.  The initial Officers of the Company shall be designated by the Manager.  The additional or successor Officers of the Company shall be chosen by the Manager and shall consist of at least a President, a Secretary and a Treasurer.  The Manager may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person.  The Manager shall choose a President, a Secretary and a Treasurer.  The Manager may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Manager.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Manager.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer may be removed at any time, with or without cause, by the Manager.  Any vacancy occurring in any office of the Company shall be filled by the Manager.  The initial Officers of the Company designated by the Manager are listed on Schedule C hereto.

(b)       President.  The President shall be the chief executive officer of the Company, shall be responsible for the general and active management of the business of the Company, and shall see that all orders and resolutions of the Manager are carried into effect.  The President or any other Officer authorized by the President or the Manager shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, (ii) where signing and execution thereof shall be expressly delegated by the Manager to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(c).

(c)       Vice President.  In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Manager, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents, if any, shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

(d)       Secretary and Assistant Secretary.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend and record all the proceedings of the meetings of the Company in a book to be kept for that purpose.  The Secretary shall give, or shall cause to be given, notice of all meetings of the Members, if any, and shall perform such other duties as may be prescribed by the Manager or the President, under whose supervision the Secretary shall serve.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Manager (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

(e)       Treasurer and Assistant Treasurer.  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager.  The Treasurer shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the President and to the Manager, at its regular meetings or when the Manager so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company.   The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Manager (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

(f)       Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(e), the actions of the Officers taken in accordance with such powers shall bind the Company.

(g)       Duties of Manager and Officers.  Except to the extent otherwise provided herein, the Manager and each Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the Delaware General Corporation Law.

Section 12.       Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither any of the Members nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

Section 13.       Capital Contributions.

The Members have contributed to the Company property of an agreed value as listed on Schedule B attached hereto.  In accordance with Section 5(d), the Class B Member shall not be required to make any capital contributions to the Company.

Section 14.       Additional Contributions.

The Members are not required to make any additional capital contribution to the Company.  The Class A Member may make additional capital contributions to the Company at any time upon the written consent of such Member.  To the extent that a Member makes an additional capital contribution to the Company, the Members shall revise Schedule B of this Agreement.  The provisions of this Agreement, including this Section 14, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.       Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Class A Member.  The Class B Member shall not be allocated any profits or losses.

Section 16.       Distributions.

Distributions shall be made to the Class A Member at the times and in the aggregate amounts determined by the Manager.  Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Manager on behalf of the Company, shall not make a distribution to the Class A Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

Section 17.       Books and Records.

The Manager shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Manager.  The Class A Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours.  The Company, and the Manager on behalf of the Company, shall not have the right to keep confidential from the Class A Member any information that the Manager would otherwise be permitted to keep confidential from the Class A Member pursuant to Section 18-305(c) of the Act.  The Company’s books of account shall be kept using the method of accounting determined by the Class A Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Class A Member.

Section 18.       Reports.

(a)       Within 60 days after the end of each fiscal quarter, the Manager shall cause to be prepared an unaudited report setting forth as of the end of such fiscal quarter:

(i)

unless such quarter is the last fiscal quarter, a balance sheet of the Company.

(ii)

unless such quarter is the last fiscal quarter, an income statement of the Company for such fiscal quarter.

(b)       The Manager shall use diligent efforts to cause to be prepared and mailed to the Class A Member, within 90 days after the end of each fiscal year, an audited or unaudited report setting forth as of the end of such fiscal year:

(i)

a balance sheet of the Company.

(ii)

an income statement of the Company for such fiscal year.

(iii)

a statement of the Class A Member’s capital account.

(c)       The Manager shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Class A Member as promptly as possible any such tax information as may be reasonably necessary to enable the Class A Member to prepare its federal, state and local income tax returns relating to such fiscal year.

Section 19.       Other Business.

The Members and any Affiliate of a Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20.       Exculpation and Indemnification.

(a)       Neither any of the Members nor any Officer, Manager, employee or agent of the Company nor any employee, representative, agent or Affiliate of a Member or Manager (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.  The liability of the Manager is hereby limited to the fullest extent as would be permitted by the Delaware General Corporation Law if the Company was a corporation and the Manager was a director thereof.

(b)       To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Members shall not have personal liability on account thereof; provided, further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.

(c)       To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d)       A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Class A Member might properly be paid.

(e)       To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person that is a party to or is otherwise bound by this Agreement, a Covered Person acting under this Agreement shall not be liable to the Company or to any such other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(f)       The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21.       Assignments.

(a)       Subject to Sections 22 and 23, the Class A Member may assign in whole or in part its limited liability company interest in the Company.  If the Class A Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, the transferee shall be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Class A Member shall cease to be a Member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to a Class A Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be a Class A Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

(b)       No Class B Member may transfer its rights as Class B Member unless a successor Class B Member has been admitted to the Company as Class B Member by executing a counterpart to this Agreement; provided, however, the Class B Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Class B Member.

Section 22.       Withdrawal.

(a)       So long as any Obligation is outstanding, the Class A Member may not withdraw, except as permitted under the Basic Documents and if the Rating Agency Condition is satisfied. If the Class A Member is permitted to withdraw pursuant to this Section 22, an additional Class A Member of the Company shall be admitted to the Company, subject to Section 23, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the withdrawal and, immediately following such admission, the resigning Class A Member shall cease to be a Member of the Company.

(b)       No Class B Member may withdraw from the Company unless a successor Class B Member has been admitted to the Company as Class B Member by executing a counterpart to this Agreement; provided, however, the Class B Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Class B Member.

Section 23.       Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Class A Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation remains outstanding, no additional Class A Member may be admitted to the Company unless the Rating Agency Condition is satisfied.

Section 24.       Dissolution.

(a)       Subject to Section 9(e), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the affirmative consent of the Manager or (ii) any event which under Delaware law would cause the dissolution of the Company, provided that unless required by Delaware law the Company will not be would up as a result of such event and the business of the Company shall be continued.

(b)       Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)       Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of a Member, or the occurrence of an event that causes a Member to cease to be a Member of the Company.

(d)       In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e)       The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Class A Member in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

Section 25.       Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  A Member shall not have any interest in any specific assets of the Company, and the a Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof.  The interest of the Class A Member in the Company is personal property.

Section 26.       Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of a Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 29).

Section 27.       Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28.       Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29.       Binding Agreement.

Notwithstanding any other provision of this Agreement, the Members agree that this Agreement, including, without limitation, Sections 7, 8, 9, 20, 21, 22, 23, 24, 26, 29 and 31, constitutes a legal, valid and binding agreement of the Members, and is enforceable against the a Member by any other Member, in accordance with its terms.  In addition, the Class B Member shall be an intended beneficiary of this Agreement.

Section 30.       Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31.       Amendments.

This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Class A Member, except that the provisions of Section 9(e) may not be amended without the written agreement executed and delivered by all of the Members. Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended unless the Rating Agency Condition is satisfied except: (a) to cure any ambiguity or (b) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents.

Section 32.       Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 33.       Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Members, to such Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 34.       Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on January 29, 2003.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MEMBERS:

AMHERST SECURITIES GROUP, L.P.

By:  ASG General Partner, Inc., its

       General Partner

By:       /s/  Sean Dobson

Name:  Sean Dobson

Title:    President

FREEDOM DEPOSITORY HOLDINGS, INC.

By:       /s/  Sean Dobson

Name:  Sean Dobson

Title:    President

MANAGER:

ASG GENERAL PARTNER, INC.

By:       /s/  Sean Dobson

Name:  Sean Dobson

Title:    President

SCHEDULE A

Definitions

A.

Definitions.

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Bankruptcy” means, with respect to any Person, (i) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, (iii) the consent or acquiescence of such Person to the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person, or the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person.

“Basic Documents” means this Agreement and all documents and certificates contemplated thereby or delivered in connection therewith.

“Class A Interest” means an equity limited liability company interest of the Company.

“Class A Member” means any Person admitted as an initial or additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Class B Interest” means a non-equity limited liability company interest of the Company.

“Class B Member” means a corporation (i) whose certificate of incorporation limits its activities to acting as a Class B Member for the Company and in a similar capacity for other limited liability companies or limited partnerships, (ii) whose Manager includes one Independent Director, and (iii) whose certificate of incorporation requires the affirmative vote all Directors, including the Independent Director, of such Class B Member to commit or authorize any act of Bankruptcy or acquiesce in any act of Bankruptcy, and (iii) whose certificate of incorporation includes limitations on its operations comparable to those set forth in Sections 9(e) and 9(f) (except that the consent of the Manager including the Independent Director shall be required in lieu of the consent of the Members).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Corporate Securities” means any security issued or guaranteed by a corporation.

“Government Securities” means (i) securities which are direct obligations of, or obligations guaranteed as to principal or interest by, the United States, (ii) securities which are issued or guaranteed by corporations in which the United States has a direct or indirect interest and which are designated by the Secretary of the Treasury for exemption as necessary or appropriate in the public interest or for the protection of investors, (iii) securities issued or guaranteed as to principal or interest by any corporation the securities of which are designated, by statute specifically naming such corporation, to constitute exempt securities within the meaning of the laws administered by the Commission, (iv) for purposes of sections 15C and 17A of the Securities Exchange Act of 1934, any put, call, straddle, option, or privilege on a security described in subparagraph (i), (ii), or (iii) other than a put, call, straddle, option, or privilege (a) that is traded on one or more national securities exchanges, or (b) for which quotations are disseminated through an automated quotation system operated by a registered securities association, or (v) for purposes of sections 15, 15C, and 17A of the Securities Exchange Act of 1934 as applied to a bank, a qualified Canadian government obligation as defined in section 24 of Title 12 of the Securities Exchange Act of 1934.

“Independent Director” means a natural person who, for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, member, stockholder, partner or officer of the Company or any of its Affiliates (other than his or her service as an Independent Director of the Company); (ii) a customer or supplier of the Company or any of its Affiliates; or (iii) any member of the immediate family of a person described in (i) or (ii).

“Manager” means ASG General Partner, Inc. as the initial Manager of the Company.  The Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Member” means Amherst Securities Group, L.P. as the initial Class A Member of the Company and Freedom Depository Holdings, Inc. as the initial Class B Member, and includes any Person admitted as an additional Class A Member or Class B Member of the Company or a substitute or Class A Member or Class B Member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Obligations” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with this Agreement, the other Basic Documents or any related document or any Securities contemplated by Section 7 of this Agreement in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 11.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Rating Agency Condition” means, with respect to any action, that each Rating Agency shall have been given ten days prior notice thereof and that each of the Rating Agencies shall have notified the Company in writing that such action will not result in a reduction or withdrawal of the then current rating by such Rating Agency of any of the Securities.

B.

Rules of Construction.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

MEMBERS

Class A Member:

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
Amherst Securities Group, L.P.	5151 San Felipe Suite 1300 Houston, Texas 77056	$1,000	100%

Class B Member:

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
Freedom Depository Holdings, Inc.	5151 San Felipe Suite 1300 Houston, Texas 77056	$0	0%

SCHEDULE C

OFFICERS

TITLE

Sean Dobson

President

Alan Gilbert

Secretary

Robert B. Blodgett

Treasurer